Exhibit 99.2

[Merrill Lynch, Pierce, Fenner & Smith Incorporated]

February 12, 2013

The Board of Directors

GETCO Holding Company, LLC

350 N. Orleans

3rd Floor South

Chicago, IL 60654

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated December 18, 2012, to the Board of Directors of GETCO Holding Company, LLC (“GETCO”) as Annex C to, and to the reference thereto under the headings “SUMMARY—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” and “THE MERGERS—Opinion of BofA Merrill Lynch” in, the joint proxy statement/prospectus relating to the proposed merger involving GETCO and Knight Capital Group, Inc. (“Knight”), which joint proxy statement/prospectus forms a part of Knight Holdco, Inc.’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED

February 12, 2013